EXHIBIT 11.1

Alan T. Schiffman, CPA, PC

Financial Strategists Business Consultants

1166 Dimock Lane Naples, FL 34110

Telephone 239-595-0314; Fax 239-594-7984

Email: ats@naplescpa.net Website: alantschiffman.com

The consolidated balance sheets and members’ equity of Own Our Own Fund I, LLC  as of December 31, 2020 and December 31, 2019, and the related  statements of operations and cash flows for the years  ended December 31, 2020 and the period from November 4, 2019 (inception) to December 31, 2019,  included in this prospectus, have been so included in reliance on the report of Alan T. Schiffman, CPA, PC, independent auditors, given on the authority of that ﬁrm as experts in auditing and accounting.

The above ﬁnancial statements of Own Our Own Fund I, LLC as of December 31, 2020 and December 31, 2019 and the results of operations and its cash flows for the year ended December 31, 2020 and for the period from November 4, 2019 (inception) to December 31, 2019, included in this offering circular, have been audited by Alan T. Schiffman, CPA, PC, independent auditors, as stated in their report appearing herein. We agree to the inclusion in the offering circular of our report, dated August 17, 2021, except for Note 8, Subsequent Events, June 25, 2021, on our audit of the ﬁnancial statements of Own Our Own Fund I, LLC.

Alan T. Schiffman, CPA, PC

Naples, Florida

October 6, 2020

Except for Note 8, Subsequent Events, June 25, 2021